Exhibit 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com
PMC Commercial Trust Announces Fourth Quarter and Year-End Financial Results
PMC Commercial Trust
NYSE Amex (Symbol PCC)
www.pmctrust.com

Dallas, TX	March 16, 2010
PMC Commercial Trust (NYSE Amex: PCC) announced fourth quarter and year-end financial results today.
Compared to Fourth Quarter 2008
Income from continuing operations for the fourth quarter of 2009 decreased to $1,448,000 ($0.14 per share) from $2,285,000 ($0.21 per share) during the fourth quarter of 2008. Net income decreased to $1,676,000, or $0.16 per share, during the fourth quarter of 2009 compared to $2,291,000, or $0.21 per share, for the fourth quarter of 2008.
Compared to Third Quarter 2009
Our income from continuing operations decreased $21,000 to $1,448,000 ($0.14 per share) during the fourth quarter of 2009 from $1,469,000 ($0.14 per share) during the third quarter of 2009. Net income decreased by $219,000 to $1,676,000, or $0.16 per share, during the fourth quarter of 2009 compared to $1,895,000, or $0.18 per share, for the third quarter of 2009.
Compared to Year-End 2008
Income from continuing operations for 2009 decreased to $6,057,000 ($0.57 per share) from $9,022,000 ($0.84 per share) during 2008. Net income decreased to $6,761,000, or $0.64 per share, during 2009 compared to $9,806,000, or $0.91 per share, for 2008.
Management Remarks
Lance B. Rosemore, Chairman of the Board of Trust Managers, stated; “Because there continued to be a lack of liquidity in the marketplace, we redirected our efforts towards originating loans under the SBA 7(a) Program. The secondary market for these loans remains strong. Due in part to government programs and our increased emphasis, we were successful in ramping up our SBA 7(a) volume to $28 million in 2009 compared to $11 million in 2008. We anticipate originating between $30 and $40 million in these loans in 2010. Our year-end 2009 serviced portfolio totaled $273 million which was relatively unchanged from December 31, 2008.
“Even though our portfolio continues to perform relatively well with loan losses totaling only 0.5% of our retained portfolio, we did increase our loan loss reserves during 2009. We anticipate that overall economic weakness may continue for several quarters. Fortunately, we are beginning to see early indications of economic recovery, which should benefit our borrowers.”

PMC COMMERCIAL TRUST	Earnings Press Release	March 16, 2010
Financial Results
Fourth Quarter of 2009 vs. Fourth Quarter of 2008
Significant changes included:
•	Revenues decreased by $1,234,000 when comparing the fourth quarter of 2009 to the fourth quarter of 2008 due primarily to:
•	a reduction in interest income of approximately $940,000 resulting primarily from decreases in LIBOR;
•	a reduction of income from retained interests in transferred assets (“Retained Interests”) of approximately $629,000 resulting from the reduced outstanding balance of our Retained Interests; and
•	a reduction in prepayment fee income of approximately $300,000; partially offset by
•	an increase in premium income of approximately $700,000 from selling the guaranteed portion of SBA 7(a) loans in the secondary market.
•
Expenses decreased by $221,000 during the fourth quarter of 2009 compared to the fourth quarter of 2008 due primarily to a reduction in interest expense of approximately $207,000 resulting from decreases in LIBOR.

•
In October 2008, as a result of economic conditions, we announced cost reduction initiatives. These initiatives included streamlining our sales, credit and servicing, as well as outsourcing some functions. The plan resulted in severance related charges of $235,000 during the fourth quarter of 2008.

Fourth Quarter of 2009 vs. Third Quarter of 2009
Operations were comparable with a $21,000 decrease in income from continuing operations and a decrease in net income of $219,000. Specific changes were:
•
Provisions and impairments decreased by $401,000 due primarily to impairments of $438,000 on our Retained Interests during the third quarter of 2009 compared to $37,000 during the fourth quarter of 2009; partially offset by

•	An increase in general and administrative expenses of $313,000 primarily a result of costs incurred related to our assets in process of foreclosure.
Year Ended December 31, 2009 vs. Year Ended December 31, 2008
Net income decreased by $3,045,000 primarily due to:
•	A decrease in our net interest margin of $2,230,000 primarily due to a decrease in LIBOR; and
•
A decrease in yield generated from our Retained Interests of approximately $3,503,000 due to the attainment of “clean-up” call options causing a reduction in the weighted average balance of our Retained Interests and a reduction in the amount of fees received upon prepayment of the loans.

The above reductions in net income were partially offset by:
•	A reduction in overhead (salaries and related benefits and general and administrative expenses) of $1,042,000 due primarily to our 2008 cost reduction initiatives; and
•	A one-time charge for severance costs of $1,808,000 during 2008 as a result of our cost reduction initiatives announced in October 2008.

PMC COMMERCIAL TRUST	Earnings Press Release	March 16, 2010
Interest Rate Sensitivity
•	Approximately 67% of our retained loans at December 31, 2009 were based on LIBOR.
•	The base LIBOR charged to our borrowers during the fourth quarter of 2009 was 0.29% compared to 0.60% during the third quarter of 2009 and 3.88% during the fourth quarter of 2008.
•	The base LIBOR for the first quarter of 2010 has been set at 0.25%.
•
The average base LIBOR charged to our borrowers during the year ended December, 2009 was 0.88% compared to 3.53% during the year ended December 31, 2008. Based on our weighted average outstanding LIBOR-based loans during 2009 of approximately $126 million, the impact of the 260 basis point drop in LIBOR was approximately $3.3 million reduction in interest income.

Financial Position
•	Our total assets were relatively unchanged at $228.2 million at December 31, 2009 compared to $227.5 million at December 31, 2008 and $229.4 million at September 30, 2009.
•	Our total serviced loan portfolio was $273.7 million at December 31, 2009 up from $267.9 million at September 30, 2009 and down from $275.5 million at December 31, 2008.
•	Our outstanding retained loan portfolio was $198.2 million at December 31, 2009 down from $200.0 million at September 30, 2009 and up from $180.6 million at December 31, 2008.
Originations
•	During the fourth quarter of 2009 we originated $11.8 million of SBA 7(a) loans compared to $8.4 million in the third quarter of 2009 and $4.0 million during the fourth quarter of 2008.
•	During the year ended December 31, 2009, we originated $28.0 million of SBA 7(a) loans compared to $11.0 million during the 2008, a 155% increase.
•	Our pipeline of outstanding loan commitments has increased to $20.7 million at December 31, 2009 from $10.0 million at December 31, 2008, a 107% increase.
•	We anticipate our 2010 SBA 7(a) loan fundings to be between $30 million and $40 million.
Liquidity
•
Our revolving credit facility (“Revolver”) was extended as follows: (1) the amount available was reduced during 2010 from $45 million available during 2009, (2) we provided collateral as security to our lender and (3) the interest rate was increased from LIBOR plus 1.63% to LIBOR plus 3.00% or from the lender’s prime rate less 0.75% to the lender’s prime rate.

•	The maximum amount available under our Revolver is currently $35 million.
•	The amount available will be reduced by $5 million each quarter commencing June 30, 2010 at which time the available amount will be reduced to $30 million.
•	The amount available under the Revolver will further reduce to $20 million on December 31, 2010 at which time the Revolver will also mature.
•	There can be no assurance that we will be able to extend or replace our Revolver at maturity.
Dividends
•
Regular quarterly dividends on our common shares of $0.705 were declared during 2009 which includes the regular quarterly dividend declared in December 2009 of $0.16 per share that was paid on January 11, 2010 to shareholders of record on December 31, 2009.

•	We declared a $0.16 per common share dividend in March 2010 payable in April. There has been no additional guidance provided by the Board of Trust Managers for dividends to be declared in 2010.
•	Since our inception in 1993, we have paid approximately $164.3 million in dividends or $22.52 per common share.

PMC COMMERCIAL TRUST	Earnings Press Release	March 16, 2010
Financial Position Information

	December 31,	September 30,	June 30,	March 31,	December 31,
	2009	2009	2009	2009	2008
	(In thousands, except per share information)
Loans receivable, net	$196,642	$198,712	$184,415	$193,194	$179,807
Retained interests in transferred assets	$12,527	$12,413	$25,399	$24,742	$33,248
Total assets	$228,243	$229,367	$225,443	$233,558	$227,524
Debt	$68,509	$69,693	$66,245	$71,574	$61,814
Total beneficiaries’ equity	$152,458	$152,756	$152,649	$153,023	$154,362
Shares outstanding	10,548	10,548	10,548	10,587	10,695
Net asset value per share	$14.45	$14.48	$14.47	$14.45	$14.43

PMC COMMERCIAL TRUST	Earnings Press Release	March 16, 2010
PMC Commercial Trust and Subsidiaries
Comparative Results of Operations

	Years Ended December 31,			Three Months Ended December 31,
	2009	2008	Inc (Dec) %	2009	2008	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$11,180	$14,540	(23%)	$2,714	$3,654	(26%)
Income from retained interests in transferred assets	2,862	6,365	(55%)	493	1,122	(56%)
Other income	2,225	2,212	1%	960	625	54%

Total revenues	16,267	23,117	(30%)	4,167	5,401	(23%)

Expenses:
Interest	2,869	3,999	(28%)	629	836	(25%)
Salaries and related benefits	3,871	4,705	(18%)	1,007	953	6%
General and administrative	2,096	2,304	(9%)	716	510	40%
Severance and related benefits	—	1,808	(100%)	—	235	(100%)
Impairments and provisions	1,541	960	61%	430	469	(8%)

Total expenses	10,377	13,776	(25%)	2,782	3,003	(7%)

Income before income tax benefit (provision) and discontinued operations	5,890	9,341	(37%)	1,385	2,398	(42%)

Income tax benefit (provision)	167	(319)	(152%)	63	(113)	(156%)

Income from continuing operations	6,057	9,022	(33%)	1,448	2,285	(37%)

Discontinued operations	704	784	(10%)	228	6	3,700%

Net income	$6,761	$9,806	(31%)	$1,676	$2,291	(27%)

Basic weighted average shares outstanding	10,573	10,767		10,548	10,754

Basic and diluted earnings per share:
Income from continuing operations	$0.57	$0.84		$0.14	$0.21
Discontinued operations	0.07	0.07		0.02	—

Net income	$0.64	$0.91		$0.16	$0.21

PMC COMMERCIAL TRUST	Earnings Press Release	March 16, 2010
PMC Commercial Trust and Subsidiaries
Quarterly Operating Results

	Three Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
	2009	2009	2009	2009	2008
	(In thousands)
Revenues:
Interest income	$2,714	$2,830	$2,785	$2,851	$3,654
Income from retained interests in transferred assets	493	672	781	916	1,122
Other income	960	735	306	224	625

Total revenues	4,167	4,237	3,872	3,991	5,401

Expenses:
Interest	629	644	790	806	836
Salaries and related benefits	1,007	944	999	921	953
General and administrative	716	403	534	443	510
Severance and related benefits	—	—	—	—	235
Impairments and provisions	430	831	73	207	469

Total expenses	2,782	2,822	2,396	2,377	3,003

Income before income tax benefit (provision) and discontinued operations	1,385	1,415	1,476	1,614	2,398

Income tax benefit (provision)	63	54	68	(18)	(113)

Income from continuing operations	1,448	1,469	1,544	1,596	2,285

Discontinued operations	228	426	20	30	6

Net income	$1,676	$1,895	$1,564	$1,626	$2,291

PMC COMMERCIAL TRUST	Earnings Press Release	March 16, 2010
Real Estate Investment Trust (“REIT”) Taxable Income
REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to REIT taxable income:

				Three Months Ended
	Years Ended December 31,			December 31,
	2009	2008	2007	2009	2008
	(In thousands)

Net income	$6,761	$9,806	$13,135	$1,676	$2,291
Book/tax difference on depreciation	(56)	(60)	(65)	(14)	(15)
Book/tax difference on gains related to real estate	(1,110)	(784)	236	(468)	(6)
Book/tax difference on Retained Interests, net	(212)	57	1,631	(146)	60
Severance accrual (payments)	(1,435)	1,596	—	(6)	23
Impairment losses	—	—	233	—	—
Book/tax difference on rent and related receivables	—	—	(1,152)	—	—
Book/tax difference on amortization and accretion	(232)	(345)	(239)	(31)	(173)
Loan valuation	497	430	(299)	258	324
Other book/tax differences, net	(38)	(177)	189	43	(147)

	4,175	10,523	13,669	1,312	2,357

Less: taxable REIT subsidiaries net loss (income)	413	(587)	(852)	145	(195)
Dividend distribution from taxable REIT subsidiary	—	2,000	—	—	—

REIT taxable income	$4,588	$11,936	$12,817	$1,457	$2,162

Distributions declared	$7,445	$10,908	$12,915	$1,688	$3,904

Weighted average common shares outstanding	10,573	10,767	10,760	10,573	10,767

Forward Looking Statements
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.